Exhibit 99.1

Freescale Semiconductor Announces Second Quarter 2015 Results

AUSTIN, Texas--(BUSINESS WIRE)--July 23, 2015--Freescale Semiconductor, Ltd. (NYSE:FSL) today announced financial results for the second quarter ended July 3, 2015. Highlights include:

GAAP Results	Non-GAAP Results*
Net sales of $1.20 billion Gross margin of 48.1% Earnings per share of $0.38	EBITDA** of $320 million Adjusted earnings per share of $0.57

Debt Redemption

  Announced redemption of $302 million of remaining 10.75% Notes during the third quarter.
  Freescale will have reduced debt by approximately $1.40 billion and annualized interest expense by $160 million, since January 2014.

“Second quarter results represented record performance for Freescale,” said Gregg Lowe, president and CEO. “Gross margins of 48.1 percent established a new record and were 300 basis points ahead of the prior year’s quarter. Gross margins have now increased sequentially for 10 consecutive quarters. Adjusted earnings per share of $0.57 were also a record and were 50 percent ahead of the second quarter last year. The execution on gross margin, combined with operating expense discipline and de-leveraging work we have done, have helped generate record operating cash flow as well as record free cash flow in the quarter.”

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

**Reflects EBITDA excluding the effect of other items.

Second Quarter Highlights

Net sales for the second quarter of 2015 were $1.20 billion, compared to $1.17 billion in the first quarter of 2015 and $1.19 billion in the second quarter of 2014.

Operating earnings for the period were $226 million, compared to $179 million in the first quarter of 2015 and $180 million in the second quarter of 2014. Operating earnings increased due to higher revenues, improving gross margins and lower operating expenses. Operating expenses as a percentage of sales were 28.3 percent in the quarter, 100 basis points lower than the preceding quarter and 80 basis points lower than second quarter of 2014. Second quarter 2015 operating earnings included $6 million of reorganization of business costs comprised of expenses associated with the company’s planned merger with NXP Semiconductors and severance.

Net earnings for the second quarter were $122 million, or $0.38 per share, compared to net earnings of $70 million, or $0.22 per share, in the first quarter of 2015 and $86 million, or $0.28 per share, in the second quarter of 2014. Included in second quarter 2015 net earnings was $9 million of costs associated with the company’s redemption of $100 million of debt securities during the second quarter.

Adjusted operating earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the three months ended July 3, 2015 were $258 million compared to adjusted operating earnings of $234 million in the first quarter of 2015 and $208 million in the second quarter of 2014.

Adjusted net earnings (defined in Note 1 to the Consolidated Financial Information attached to this press release) for the second quarter of 2015 were $182 million, or $0.57 per share, compared to $150 million, or $0.48 per share, in the first quarter of 2015 and $117 million, or $0.38 per share, in the second quarter of 2014. Adjusted net earnings per share grew 50 percent year over year and 19 percent sequentially due to improving sales, higher gross margins, lower operating expense and lower interest expense.

Descriptions of EBITDA excluding the effects of other items, Adjusted EBITDA, adjusted operating earnings and adjusted net earnings and the reconciliations to our GAAP results are included in the tables and notes attached to this press release.

Product Group Revenues

The company’s net sales figures for the second quarter of 2015 were as follows:

  Microcontrollers net sales were $291 million, compared to $235 million in the first quarter of 2015 and $246 million in the second quarter of last year. On a sequential and year-over-year basis, Microcontroller revenues benefitted from increased sales of its 32-bit microcontroller products into distribution and higher sales of applications processors into the automotive market.
  RF net sales, which include sales of power amplifiers to the wireless infrastructure market, were $177 million, compared to $184 million in the first quarter of 2015 and $120 million in the second quarter of last year. RF sales increased over the prior year due to increased spending on 3G and 4G wireless networks. The sequential decline in revenue is a result of slowing wireless capital expenditure spending in major markets including China.
  Automotive MCU net sales were $305 million, compared to $307 million in the first quarter of 2015 and $308 million in the second quarter of last year. Automotive MCU benefitted from growth in vehicle semiconductor content offset by declines in worldwide automotive production, particularly in emerging markets.
  Analog and Sensors net sales were $223 million, compared to $207 million in the first quarter of 2015 and $205 million in the second quarter of last year. Analog and Sensors sales benefitted from increased vehicle semiconductor content along with sales of analog and sensors sold into distribution and OEM accounts.
  Digital Networking net sales were $184 million, compared to $214 million in the first quarter of 2015 and $291 million in the second quarter of last year. Networking net sales declined compared to the prior quarter and the prior year primarily due to lower sales to certain service provider customers and lower sales into distribution.
  Other net sales were $18 million, compared to $22 million in the first quarter of 2015 and $21 million in the second quarter of last year.

Other Financial Information

  Capital Expenditures for the quarter were $47 million;
  Cash and Cash Equivalents were $588 million, inclusive of debt redemption activities during the quarter totaling $108 million; and
  Adjusted EBITDA* for the latest twelve months ended July 3, 2015 was $1.20 billion.

*Adjusted for various items as indicated and defined in Note 1 to the Notes to the Consolidated Financial Information attached to this press release.

Third Quarter 2015 Outlook

For the third quarter of 2015, the company expects:

  Net sales to be between $1.10 billion and $1.17 billion;
  Gross margins to decline 80 to 100 basis points sequentially;
  Operating expenses to decline again on a sequential basis;
  Adjusted earnings per share to be in a range of $0.47 to $0.51.

Conference Call and Webcast

Freescale's quarterly earnings call is scheduled to begin at 4:00 p.m. Central Daylight Time on July 23, 2015. The company will offer a live webcast of the conference call over the Internet at www.freescale.com/investor.

Caution Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our business strategy, goals and expectations concerning future revenues, operations, margins, profitability, liquidity and capital resources. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our substantial indebtedness; our ability to service our outstanding indebtedness and the impact such indebtedness may have on the way we operate our business; the loss of one or more of our significant customers or strategic relationships; general economic and business conditions and any downturns in the cyclical industry in which we operate; our competitive environment and our ability to make technological advances; interruptions in our production or manufacturing capacity and our ability to obtain supplies; our ability to meet unscheduled or temporary increases in demand in our target markets, economic conditions in the industries in which our products are sold; maintenance and protection of our intellectual property; political and economic conditions in the countries where we conduct business; geological conditions in some of the earthquake-prone countries where certain of our customers and suppliers are based; the costs of environmental compliance and/or the imposition of liabilities under environmental laws and regulations; potential product liability or personal injury claims; the inability to make necessary capital expenditures; the loss of key personnel; the financial viability of our customers, distributors or suppliers; and our ability to achieve cost savings as well as other matters described under Part I, Item 1A: "Risk Factors" in our Annual Report on Form 10-K for the period ending December 31, 2014, Part II, Item 1A: “Risk Factors” in our Quarterly Report on Form 10-Q for the period ending April 3, 2015 and within other filings with the SEC. We undertake no obligation to update any information contained in this press release.

Non-GAAP Financial Measures

Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the company's consolidated financial information prepared under GAAP. The company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The company's management believes that these non-GAAP measures provide a more meaningful representation of the company’s ongoing financial performance than GAAP measures alone. In addition, the company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP. You should consider them together with the consolidated financial information located in the tables attached to this press release.

About Freescale Semiconductor

Freescale Semiconductor (NYSE:FSL) enables secure, embedded processing solutions for the Internet of Tomorrow. Freescale’s solutions drive a more innovative and connected world, simplifying our lives and making us safer. While serving the world’s largest companies, Freescale is also committed to supporting science, technology, engineering and math (STEM) education, enabling the next generation of innovators. www.freescale.com

Freescale and the Freescale logo are trademarks of Freescale Semiconductor, Inc., Reg. U.S. Pat. & Tm. Off. All other product or service names are the property of their respective owners. © 2015 Freescale Semiconductor, Inc.

Freescale Semiconductor, Ltd.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Jul 3, 2015	Apr 3, 2015	Jul 4, 2014

Net sales	$1,198	$1,169	$1,191
Cost of sales	622	616	654
Gross margin	576	553	537
Research and development	216	222	219
Selling, general and administrative	123	121	128
Amortization expense for acquired intangible assets	5	5	4
Reorganization of business, merger expenses and other	6	26	6
Operating earnings	226	179	180
Loss on extinguishment or modification of long-term debt	(9)	(21)	-
Other expense, net	(71)	(78)	(83)
Earnings before income taxes	146	80	97
Income tax expense	24	10	11
Net earnings	$122	$70	$86

Earnings per common share:
Basic	$0.39	$0.23	$0.28
Diluted	$0.38	$0.22	$0.28

Weighted average common shares outstanding:
Basic	310	307	303
Diluted	318	315	308

Freescale Semiconductor, Ltd.
Reconciliation of Non-GAAP Measures
(Unaudited)

	Three Months Ended
(in millions, except per share amounts)	Jul 3, 2015	Apr 3, 2015	Jul 4, 2014

Adjusted operating earnings	$258	$234	$208
Amortization expense for acquired intangible assets (a)	5	5	5
Non-cash share-based compensation expense (b)	21	24	17
Reorganization of business, merger expenses and other (c)	6	26	6
Operating earnings	$226	$179	$180

Adjusted net earnings	$182	$150	$117
Amortization expense for acquired intangible assets (a)	5	5	5
Non-cash share-based compensation expense (b)	21	24	17
Deferred and non-current tax impact (d)	19	4	3
Loss on extinguishment or modification of long-term debt (e)	9	21	-
Reorganization of business, merger expenses and other (c)	6	26	6
Net earnings	$122	$70	$86

Adjusted earnings per common share:
Basic	$0.59	$0.49	$0.39
Diluted	$0.57	$0.48	$0.38

Weighted average common shares outstanding:
Basic	310	307	303
Diluted	318	315	308

Freescale Semiconductor, Ltd.
Product Group Net Sales Information
(Unaudited)

	Three Months Ended
(in millions)	Jul 3, 2015	Apr 3, 2015	Jul 4, 2014

Microcontrollers (1)	$291	$235	$246
Digital Networking (2)	184	214	291
Automotive MCU (3)	305	307	308
Analog & Sensors (4)	223	207	205
RF (5)	177	184	120
Other (6)	18	22	21
Total	$1,198	$1,169	$1,191
(1) Microcontrollers includes sales for industrial, multi-market, smart energy, healthcare, connectivity and automotive & other multimedia applications.
(2) Digital Networking includes sales of communication and wireless infrastructure processors serving the networking and communications markets.
(3) Automotive MCU includes microcontroller sales serving the automotive market.
(4) Analog & Sensors includes sales of automotive analog, mixed-signal analog and sensor products.
(5) RF includes sales of high power transistors.
(6) Other includes licensing and sales of intellectual property, sales of products serving the wireless handset market, sales of wafers to other semiconductor companies and other miscellaneous items.

Freescale Semiconductor, Ltd.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions)	Jul 3, 2015	Apr 3, 2015	Jul 4, 2014
ASSETS
Cash and cash equivalents	$588	$501	$744
Accounts receivable, net	560	559	583
Inventory, net	740	749	701
Other current assets	174	174	158
Total current assets	2,062	1,983	2,186

Property, plant and equipment, net	761	758	707
Intangible assets, net	55	55	59
Other assets, net	287	300	313
Total assets	$3,165	$3,096	$3,265

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt and capital lease obligations	$35	$35	$35
Accounts payable	441	425	438
Accrued liabilities and other	329	349	379
Total current liabilities	805	809	852

Long-term debt	5,169	5,277	5,750
Other liabilities	364	464	391

Shareholders' deficit	(3,173)	(3,454)	(3,728)
Total liabilities and shareholders' deficit	$3,165	$3,096	$3,265

Freescale Semiconductor, Ltd.
Cash Flow Summary
(Unaudited)

	Three Months Ended
(in millions)	Jul 3, 2015	Apr 3, 2015	Jul 4, 2014

Cash flows from operating activities	$241	$134	$118

Cash flows from investing activities	$(71)	$(75)	$(92)

Cash flows from financing activities	$(87)	$(241)	$8

Effect of exchange rate changes on cash and cash equivalents	$4	$(13)	$1

Freescale Semiconductor, Ltd.
EBITDA, Adjusted EBITDA, Free Cash Flow and Adjusted Cash Flows from Operating Activities Reconciliations
(Unaudited)

	Three Months Ended
(in millions)	Jul 3, 2015	Apr 3, 2015	Jul 4, 2014

EBITDA excluding the effects of other items	$320	$294	$265
Non-cash share-based compensation expense (b)	21	24	17
Loss on extinguishment or modification of long-term debt (e)	9	21	-
Reorganization of business, merger expenses and other (c)	6	26	6
EBITDA	284	223	242
Depreciation	43	43	42
Amortization*	23	22	21
Interest expense, net	72	78	82
Income tax expense	24	10	11
Net earnings	$122	$70	$86

	Twelve Months Ended Jul 3, 2015
(in millions)

Net earnings	$380
Interest expense, net	309
Income tax expense	60
Depreciation and amortization expense*	263
Non-cash share-based compensation expense (b)	78
Loss on extinguishment or modification of long-term debt (e)	50
Reorganization of business, merger expenses and other (c)	52
Other terms (f)	4
Adjusted EBITDA	$1,196

*Excludes amortization of debt issuance costs, which are included in interest expense, net.

	Three Months Ended
(in millions)	Jul 3, 2015	Apr 3, 2015	Jul 4, 2014

Free cash flow	$202	$101	$63
Purchases of property, plant and equipment	47	50	56
Adjusted cash flows from operating activities	249	151	119
Excess tax benefits from share-based compensation (g)	8	17	1
Cash flows from operating activities	$241	$134	$118

NOTES TO THE CONSOLIDATED FINANCIAL INFORMATION

Summary of Key Reconciling Items

(a) Reflects the effects of acquisition accounting, including our acquisition by a consortium of investors in 2006, and the related amortization expense for developed technology, trademarks/tradenames and customer relationships along with inventory step-up recognition, as applicable.

(b) Reflects non-cash, share-based compensation expense under the provisions of ASC Topic 718, "Compensation - Stock Compensation.”

(c) Reflects items related to our reorganization of business programs, expenses associated with our proposed merger with NXP and other items.

(d) Adjustments to reflect cash income tax expense.

(e) Reflects losses on extinguishments and modifications of our long-term debt.

(f) Reflects adjustments required by our debt instruments, including business optimization expenses, relocation expenses and other items.

(g) Reflects non-cash income tax benefit resulting when compensation cost from non-qualified share-based compensation recognized on the entity's tax return exceeds cost from equity-based compensation recognized in the financial statements.

Note 1
Adjusted operating earnings represents operating earnings adjusted for the following, as necessary: the impact of acquisition accounting, non-cash share-based compensation expense and reorganization of business, merger expenses and other items. Adjusted operating earnings is not a recognized term under U.S. GAAP. Adjusted operating earnings does not represent operating earnings, as that term is defined under U.S. GAAP, and should not be considered an alternative to operating earnings as an indicator of our operating performance. We have included information concerning adjusted operating earnings because we use such information to better evaluate the underlying performance of the Company. Adjusted operating earnings as presented herein is not necessarily comparable to similarly titled measures. A reconciliation of adjusted operating earnings to operating earnings, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted net earnings is net earnings adjusted for the impact of acquisition accounting, non-cash share-based compensation expense, deferred and non-current tax expense, losses on extinguishment or modification of long-term debt and reorganization of business, merger expenses and other items, which we believe are not indicative of the performance of our ongoing operations. Adjusted earnings per common share is calculated by dividing adjusted net earnings by the basic or diluted weighted average common shares outstanding for the period. We present adjusted net earnings and adjusted earnings per share as supplemental performance measures. We believe adjusted net earnings and adjusted earnings per share are helpful to an understanding of our business and provide a means of evaluating our performance from period to period on a more consistent basis. This presentation should not be construed as an indication that similar items will not recur or that our future results will be unaffected by other items that we consider to be outside the ordinary course of our business. Because adjusted net earnings and adjusted earnings per share facilitate internal comparisons of our historical financial position and operating performance on a more consistent basis, we also use adjusted net earnings and adjusted earnings per share for business planning purposes, in measuring our performance relative to that of our competitors and in evaluating the effectiveness of our operational strategies. Adjusted net earnings and adjusted earnings per share have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results as reported under U.S. GAAP. A reconciliation of adjusted net earnings to net earnings, the most directly comparable U.S. GAAP performance measure, has been included in the preceding tables.

EBITDA (earnings before interest, taxes, depreciation and amortization) excluding the effects of other items, is a non-U.S. GAAP financial measure and represents net earnings adjusted for depreciation, amortization, interest expense, net, income tax expense, non-cash share-based compensation expense, losses on extinguishment or modification of long-term debt, and reorganization of business, merger expenses and other items, as necessary. We have included information concerning EBITDA excluding the effects of other items because we use such information to supplementally evaluate the underlying performance of the Company. EBITDA excluding the effects of other items does not represent, and should not be considered an alternative to, net earnings, operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. While EBITDA excluding the effects of other items and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our use of this financial measure is not necessarily comparable to such other similarly titled captions of other companies. A reconciliation of EBITDA excluding the effects of other items to net earnings, the most directly comparable U.S. GAAP measure, has been included in the preceding tables.

Adjusted EBITDA as shown in the preceding tables is calculated in accordance with the agreement and indentures governing Freescale Semiconductor, Inc.’s notes and senior credit facilities. Adjusted EBITDA is net earnings adjusted for interest expense, net, income tax expense, depreciation and amortization expense, non-cash share-based compensation expense, losses on extinguishment and modification of long-term debt, reorganization of business, merger expenses and other items and other charges that are included in net earnings (loss). The ability of our subsidiaries to engage in activities such as incurring additional indebtedness, making investments and paying dividends is tied to ratios under the indentures and the senior credit facilities based on adjusted EBITDA calculated for the most recent four fiscal quarters. Accordingly, we believe it is useful to provide the calculation of adjusted EBITDA to investors for purposes of determining our ability to engage in these activities. Adjusted EBITDA is a non-U.S. GAAP financial measure. Adjusted EBITDA does not represent, and should not be considered an alternative to, net earnings, operating earnings, or cash flow from operations as those terms are defined by U.S. GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The calculation of adjusted EBITDA in the indentures and the senior credit facilities allows us to add back certain charges that are deducted in calculating net earnings. However, some of these expenses may recur, vary greatly and are difficult to predict. Further, our debt instruments require that adjusted EBITDA be calculated for the most recent four fiscal quarters. We do not report adjusted EBITDA on a quarterly basis. In addition, the measure can be disproportionately affected by quarterly fluctuations in our operating results, and it may not be comparable to the measure for any subsequent quarter, four-quarter period or any complete fiscal year. A reconciliation of net earnings, which is a U.S. GAAP measure of our operating results, to adjusted EBITDA, calculated as described above, has been included in the preceding tables.

Free cash flow represents adjusted cash flows from operating activities, less purchases of property, plant and equipment, and is a measure that takes into consideration the capital investments required to maintain the operations of our business and execute our strategy, as cash flows from operating activities adds back non-cash depreciation expense to earnings but does not reflect a charge for necessary capital expenditures. Adjusted cash flows from operating activities represents cash flows from operating activities, plus excess tax benefits from share-based compensation. U.S. GAAP requires the excess tax benefits from share-based compensation to be reported as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of adjusted cash flows from operating activities and free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows. We believe adjusted cash flows from operating activities and free cash flow provide useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments and service of debt principal. We use adjusted cash flows from operating activities and free cash flow as measures to monitor and evaluate operating performance. Adjusted cash flows from operating activities and free cash flow presented herein is not necessarily comparable to similarly titled measures of other companies. A reconciliation of adjusted cash flows from operating activities and free cash flow to cash flows from operating activities, the most directly comparable U.S. GAAP measures, have been included in the preceding tables.

CONTACT:
Freescale Semiconductor, Ltd.
Media:
Jacey Zuniga, 512-895-7398
jacey.zuniga@freescale.com
or
Investors:
Mitch Haws, 512-895-2454
mitch.haws@freescale.com